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                                                                    Exhibit 99.2

                             NOTE PURCHASE AGREEMENT


            THIS NOTE PURCHASE AGREEMENT (this "AGREEMENT") is made and shall be effective as of the 14th day of May, 1999, by and among XL VISION, INC., a Delaware corporation (the "COMPANY"), SAFEGUARD 98 CAPITAL, L.P., a Delaware limited partnership ("SAFEGUARD"), WHEATLEY PARTNERS, L.P., a Delaware limited partnership ("WHEATLEY"), and each of the affiliates of Wheatley set forth on Exhibit A hereto (all of such affiliates, together with Wheatley and their respective transferees, are collectively referred to herein as the "WHEATLEY GROUP"). Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings ascribed to them in Section 8.1 hereof.

                                   BACKGROUND

            The Company desires to issue certain Convertible Subordinated Notes due May 14, 2004, in the aggregate principal amount of $20,000,000, as more particularly described in Section 1.1 of this Agreement.

            Safeguard and each member of the Wheatley Group desire to purchase, and hereby subscribe for, a Note in the principal amount set forth next to its name on Schedule 1 hereto, pursuant to the terms and conditions set forth in this Agreement.

      SECTION 1. SALE AND PURCHASE OF THE NOTES; CLOSING.

            1.1   Sale of Notes.

                  (a) The Company shall authorize the issuance of its Convertible Subordinated Notes due May 14, 2004, in the aggregate principal amount of $20,000,000 (individually a "NOTE" and collectively the "NOTES"). Each Note originally issued hereunder will be dated the date of its issuance, will mature on May 14, 2004, will bear interest at the rate of 6% per annum from the date of issuance, payable at maturity, and will be subject to the other terms and conditions set forth herein and in the form of Note attached hereto as Exhibit B.

                  (b) Subject to the terms and conditions set forth herein, the Company agrees to sell, issue and deliver to Safeguard and each member of the Wheatley Group (each a "PURCHASER," and together the "PURCHASERS"), and each Purchaser severally agrees to purchase from the Company, on the Closing Date (as defined in Section 1.3), for the Purchase Price (as defined in Section 1.2), a
Note in the aggregate principal amount set forth next to its name on Schedule 1 hereto.

                  (c) The Note to be delivered to each Purchaser on the Closing Date will be in typewritten form, and will be registered for each Purchaser's account in the Purchaser's name, or such nominee name as shall be specified by such Purchaser. The Company will bear all expenses arising in connection with the preparation and issuance to the Purchasers of the Notes.

            1.2   Purchase Price.

                  (a) The aggregate purchase price of the Notes to be issued and sold to the Purchasers on the Closing Date shall be Twenty Million Dollars (US$20,000,000) (the "PURCHASE PRICE").
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                  (b) The price for the Notes purchased by each Purchaser shall be as set forth on Schedule 1 and shall be paid by wire transfer of immediately available funds to an account designated by the Company.

                  (c) The Purchasers and the Company shall prepare and file their respective Federal income tax returns in a manner which is consistent with the allocation of the Purchase Price to the Notes as provided in this Agreement and consistent with the treatment on the Federal income tax return of each other party of matters related to such allocation.

            1.3 Closing. The closing of the issuance and sale of the Notes to the Purchasers hereunder shall be held at the offices of Safeguard located at 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania, on May 14, 1999, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 4 and 5 below, or such later date as is mutually agreed upon by the Company and the Purchasers. As used herein, "CLOSING" shall mean the closing of the issuance and sale of the Notes to the Purchasers hereunder and the "CLOSING DATE" shall mean the date on which such Closing takes place.

            1.4 Nature of Purchasers' Obligations. In committing to purchase the Notes hereunder, each Purchaser is contracting severally (and not jointly) to purchase only the aggregate principal amount of Notes set forth next to its name on Schedule 1.

      SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

            The Company represents and warrants to each of the Purchasers as follows:

            2.1 Organization and Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and lease its properties and assets and to conduct its business as now conducted. The Company is qualified to do business as a foreign corporation and is in good standing in such states where the conduct of its business or its ownership or leasing of property requires such qualification or where the failure to so qualify would have a material adverse effect on the Company's financial condition.

            2.2 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action, and this Agreement has been duly executed and delivered by the Company and constitutes its valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors, rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

            2.3 No Conflict with Law or Documents. The execution, delivery and performance of this Agreement by the Company will not violate any provision of law, any rule or regulation of any governmental authority, or any judgment, decree or order of any court binding on the Company, and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties, assets or outstanding stock of the Company under its Certificate of Incorporation or bylaws or any indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound.
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            2.4 Capitalization; Capital Stock; Affiliate Stock.

                  (a) As of the Closing, the Company will have an authorized capitalization consisting of 10,000,000 shares of common stock, $.0l par value ("COMMON STOCK"). As of the Closing, 6,178,792 shares of Common Stock will be issued and outstanding. All the outstanding shares of Common Stock of the Company have been duly authorized, and are validly issued, fully paid and non-assessable.

                  (b) There are no restrictions on the transfer of shares of Common Stock other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement. Except as set forth on
Schedule 2.4(b) hereof, there are no agreements, written or oral, understandings, trusts or other collaborative arrangements or understandings concerning the voting or transfer of the Common Stock, or which obligate the Company to effect the registration of any of its securities under the 1933 Act, except as contemplated by this Agreement.

                  (c) The Company currently owns the number of shares of Affiliate Stock (as defined in Section 8.1) set forth on Schedule 2.4(c) hereof, free and clear of any and all liens and encumbrances of any nature whatsoever, and all of such shares of Affiliate Stock are duly authorized, validly issued, fully paid and non-assessable shares of each respective Affiliate. None of such shares of Affiliate Stock owned by the Company are subject to any rights of redemption, repurchase, rights of first refusal, preemptive rights or other similar rights, whether contractual, statutory or otherwise, for the benefit of any Person. There are no restrictions on the transfer of shares of Affiliate Stock other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement. Except as set forth on Schedule 2.4(c) hereof, there are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting or transfer of the Affiliate Stock , or which obligate the Company to effect the registration of any of its securities under the 1933 Act, except as contemplated by this Agreement.

            2.5 The Notes and Conversion Shares. The Notes, when issued and delivered against payment therefor in accordance with this Agreement, will be duly authorized and executed by the Company and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors, rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding may be brought. The requisite number of shares of duly authorized and unissued Common Stock of the Company have been, or will be, duly authorized and reserved for issuance upon the conversion of the Notes in accordance with the terms of this Agreement, and no further corporate action is, or will be, required for the valid issuance of Common Stock of the Company upon the conversion of the Notes. The Company owns (or will own), will continue to own, free and clear of any and all liens and encumbrances of any nature whatsoever, and will not dispose of the requisite number of shares of duly authorized and validly issued stock of each Conversion Affiliate in order to satisfy any and all of the Company's obligations hereunder with respect to the conversion of the Notes into shares of Affiliate Stock. The Conversion Shares will, at the time of the Closing and thereafter, not be subject to preemptive or similar rights of any person and, when issued against payment therefor in accordance with the terms of this Agreement and the Notes, will be duly and validly issued, fully paid and non-assessable.

            2.6 Consents and Approvals. Except for filings under Federal and applicable state securities laws, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or other person, not made or obtained, is required in connection with the execution or delivery of this Agreement by the Company, the offer, issuance, sale or delivery of the
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Notes or Conversion Shares, or the carrying out by the Company of the other transactions contemplated hereby.

            2.7 Private Offering. The offer, issuance and delivery to the Purchasers pursuant to the terms of this Agreement of the Notes and, assuming compliance by the Purchasers with the terms of this Agreement and applicable law, the Conversion Shares, are exempt from registration under the Securities Act of 1933, as amended (the "1933 ACT"), and neither the registration of the Notes nor the qualification of an indenture with respect thereto under the Trust Indenture Act of 1939, as amended, is required in connection with such transaction. Based on the representations of the Purchasers contained in Section 3, it is not necessary, under the circumstances contemplated by this Agreement, to register the Notes or Conversion Shares under the 1933 Act. Neither this Agreement nor any representation or warranty made by the Company in this Agreement or in any document delivered to the Purchasers pursuant hereto contain an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

            2.8 Use of Proceeds. The proceeds from the sale of the Notes will be used by the Company to satisfy, in part, certain indebtedness of the Company owing to PNC Bank, N.A. and to Safeguard Scientifics, Inc., and for various working capital needs.

            2.9 Financial Statements. (a) The unaudited balance sheet and related statements of income, cash flow and stockholders' equity of the Company as at and for the year ended December 31, 1998, together with the notes thereto, copies of which have heretofore been furnished to the Purchasers, present fairly in all material respects the financial position of the Company at such dates and the results of its operations for the periods then ended, in conformity with generally accepted accounting principles, consistently applied ("GAAP").

                  (b) The unaudited balance sheet and related unaudited statements of income, cash flows and stockholders' equity of the Company, as at and for the three (3) months ended March 31, 1999, present fairly in all material respects the financial position of the Company at such dates and the results of its operations for the periods then ended, in conformity with GAAP.

                  (c) Since December 31, 1998, there has been no material adverse change in the business, properties, assets or condition (financial or otherwise) or prospects of the Company. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law, nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

            2.10 Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company, its subsidiaries or any Conversion Affiliate or their respective directors or officers, or the Common Stock, wherein an unfavorable decision, ruling or finding would (i) have a material adverse effect on the transactions contemplated hereby, (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (iii) have a material adverse effect on the business, operations, properties, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole.

            2.11 Intellectual Property Rights. The Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations,
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service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights (collectively, "Intellectual Property Rights") necessary to conduct their respective businesses as now conducted. None of the Intellectual Property Rights have expired or terminated, or are expected to expire or terminate in the immediate future. The Company and its subsidiaries do not have any knowledge of any event, fact or circumstance relating to (i) any infringement by the Company or its subsidiaries or any Conversion Affiliate of any trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others or (ii) any person or entity now infringing any Intellectual Property Rights or other similar rights or any such development of similar or identical trade secrets or technical information owned or used by the Company or any of its subsidiaries or any Conversion Affiliate and, there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries or any Conversion Affiliate regarding any trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others or (ii) any person or entity now infringing any Intellectual Property Rights or other similar rights or any such development of similar or identical trade secrets or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

            2.12 Regulatory Permits. The Company and its subsidiaries and, to the Company's knowledge the Conversion Affiliates, possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

            2.13 1934 Act Compliance. To the extent any Conversion Affiliate is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the "1934 ACT"), such Conversion Affiliate has timely filed any and all reports and documents required thereunder with the Securities and Exchange Commission and such reports are correct and complete in all material respects.

            2.14 Disclosure. No representation by the Company in this Agreement, nor any statement contained in any certificate, schedule, list or other writing furnished or to be furnished by the Company to the Purchasers pursuant to this Agreement (a) contains or shall contain any untrue statement of a material fact, or (b) omits or shall omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

      SECTION 3. PURCHASERS' REPRESENTATIONS AND WARRANTIES.

            The Purchasers understand that the Notes and Conversion Shares will not be registered under the 1933 Act, on the grounds that the sales provided for in this Agreement are exempt pursuant to Section 4(2) of the 1933 Act and/or Regulation D promulgated under Section 3(b) and/or Section 4(2) of the 1933 Act, and that the reliance of the Company on such exemptions is predicated in part on the representations, warranties, covenants and acknowledgments of the Purchasers set forth in this Section 3. The representations and warranties of the Purchasers are made severally, and not jointly, and neither Purchaser is responsible for the accuracy of the other's representations and warranties hereunder.
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            3.1 Pre-Existing Entity. Each Purchaser represents and warrants to the Company that it was not organized for the specific purpose of purchasing the Note subscribed for by it hereunder.

            3.2 Principal Place of Business. Each Purchaser represents and warrants to the Company that the address of its principal place of business is as set forth on Schedule 1 hereto.

            3.3 Purchase Without View to Distribute. Each Purchaser represents and warrants to the Company that the Note to be purchased by such Purchaser is being, and any Conversion Shares acquired upon exercise of such Notes will be, acquired by such Purchaser for its own account, not as a nominee or agent, and not with a view to resale or distribution within the meaning of the 1933 Act, and the rules and regulations thereunder, and such Purchaser will not distribute the Note or Conversion Shares in violation of the 1933 Act.

            3.4 Restrictions on Transfer. Each Purchaser (i) acknowledges that the Notes and Conversion Shares are not registered under the 1933 Act and that the Note and Conversion Shares (if any) to be acquired by it must be held indefinitely by it unless they are subsequently registered under the 1933 Act or an exemption from registration is available, (ii) is aware that any routine sales under Rule 144 of the Securities and Exchange Commission under the 1933 Act of Notes and Conversion Shares may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, (iii) is aware that Rule 144 is not presently available for use by such Purchaser for resale of any such Notes and Conversion Shares, and (iv) is aware that, except as provided in Section 6.8, the Company is not obligated to register under the 1933 Act any sale, transfer or other disposition of the Notes or Conversion Shares.

            3.5 Access to Information. Each Purchaser confirms that the Company has made available to it the opportunity to ask questions of and receive answers from the Company's officers and directors concerning the terms and conditions of the offering and the business and financial condition of the Company and the Conversion Affiliates, and to acquire, and the Purchaser has received to its satisfaction, such additional information, in addition to that set forth herein, about the business and financial condition of the Company and the Conversion Affiliates and the terms and conditions of the offering as it has requested.

            3.6 Additional Representations of the Purchasers. (a) Each Purchaser represents that (i) it is an "accredited investor" as such term is defined in Rule 501 promulgated under the 1933 Act, (ii) its financial situation is such that it can afford to bear the economic risk of holding the Notes and Conversion Shares for an indefinite period of time and suffer complete loss of its investment in the Notes and Conversion Shares, (iii) its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its purchase of the Notes and Conversion Shares as contemplated by this Agreement, (iv) it understands that the Notes and Conversion Shares are a speculative investment, (v) it understands and has taken cognizance of all the risk factors related to the purchase of the Notes and Conversion Shares, (vi) in making its decision to purchase the Notes and Conversion Shares hereunder, the Purchaser has relied upon independent investigations made by it and, to the extent believed by it to be appropriate, the Purchaser's representatives, including the Purchaser's own professional tax and other advisors, (vii) no representations have been made to the Purchaser concerning the Notes, Conversion Shares or the Company except as set forth herein, in the Schedules hereto and the Exhibits hereto or in a document delivered pursuant hereto or thereto, (viii) the purchase of the Notes and Conversion Shares by it has been duly and properly authorized and this Agreement has been duly executed by it or on its behalf; (ix) the purchase of Notes and Conversion Shares does not violate its charter, Bylaws or any law, regulation or court order applicable to it; and (x) the purchase of Notes and
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Conversion Shares does not impose any penalty or other onerous condition on such
Purchaser under or pursuant to any applicable law or governmental regulation.

            3.7 Blue Sky Requirements. Safeguard represents and warrants to the Company that it is an "institutional investor" within the meaning of the Pennsylvania Securities Act of 1972 and the regulations promulgated thereunder.

      SECTION 4. CONDITIONS PRECEDENT TO PURCHASERS' OBLIGATIONS.

            Each Purchaser's obligation to purchase and make payment for the Note subscribed for hereunder by it on the Closing Date is subject, at its option, to the satisfaction of each of the following conditions:

            4.1 Proceedings and Certain Documents. All proceedings to be taken in connection with the transactions contemplated by this Agreement to be consummated on or prior to the Closing Date, and all documents incident thereto, shall be reasonably satisfactory in form and substance to each Purchaser.

            4.2 Representations and Warranties. On the Closing Date, the representations and warranties contained in Section 2 hereof shall be true and correct in all material respects with the same effect as though made on and as of the Closing Date.

            4.3 Performance. All the covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

            4.4 Pledge Agreement.

                  (a) On or prior to the Closing Date, the Company shall have entered into a certain Pledge Agreement in the form attached hereto as Exhibit C with Safeguard, pursuant to which the Company shall pledge, assign and grant to Safeguard, as agent for the Purchasers, a first priority lien on, and security interest in and to, the Affiliate Stock and all additions, replacements and substitutions thereto as security for the full and faithful performance of all of Company's obligations to the Purchasers hereunder (the "PLEDGE AGREEMENT").

                  (b) Each Purchaser hereby irrevocably appoints and authorizes Safeguard to serve as its agent under the Pledge Agreement for the purposes described therein, and to take such action on its behalf and to exercise such powers as are delegated to Safeguard thereunder. The duties of Safeguard under the Pledge Agreement shall be mechanical and administrative in nature and it shall not be deemed a fiduciary or trustee for any Purchaser. As agent under the Pledge Agreement, Safeguard shall not be required to take any action or exercise any discretion, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining) upon the election and instructions made by holders of a majority in aggregate principal amount of the Notes then outstanding, and such election and instructions shall be binding upon all Purchasers. Notwithstanding the foregoing, upon the occurrence and continuation of an Event of Default under Sections 12.1(a)(i) or 12.1(a)(ii) of this Agreement, Safeguard shall be required, as agent under the Pledge
Agreement, to pursue the remedies set forth in Section 6 of the Pledge Agreement upon the written request of any holder of a Note, in the manner described and subject to the provisions of Section 12 of this Agreement. As agent under the Pledge Agreement, neither Safeguard nor any of its officers, directors, employees or agents shall be liable to any Purchaser for any action taken or omitted to be taken by it or them under or in connection with the Pledge Agreement, absent gross negligence or willful misconduct. Safeguard may resign as agent at any
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time upon thirty (30) days prior written notice to the Purchasers, at which time the Purchasers shall have the right to appoint a successor agent thereunder.

            4.5 Consent of PNC Bank, N.A. On or prior to the Closing Date, the Company shall have obtained from PNC Bank, N.A. (i) acknowledgement and consent as to the transactions contemplated by this Agreement, and (ii) documentation satisfactory to Purchasers with respect to the release of the Affiliate Stock of ChromaVision as collateral securing certain existing indebtedness of the Company.

            4.6 Certified Copies. Each Purchaser shall have received such certified copies or other copies of such documents as it may reasonably request.

            4.7 No Proceedings or Litigation. No suit, action, or other proceeding seeking to restrain, prevent or change the transactions contemplated hereby or otherwise questioning the validity or legality of such transactions shall have been instituted and be pending.

            4.8 Legal Opinion/Board Resolutions. Each Purchaser shall have received an opinion of Company counsel dated as of the Closing Date, in form, scope and substance reasonably satisfactory to such Purchaser and in substantially the form set forth as Exhibit D hereto. In addition, Company shall provide Purchaser with a copy of the resolutions of the Board of Directors of the Company authorizing and approving the transactions contemplated by this Agreement, certified as true and correct by the Secretary or other authorized officer of the Company.

      SECTION 5. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS.

            The Company's obligation to sell the Notes subscribed for by the Purchasers on the Closing Date is subject, at the Company's option, to the satisfaction of each of the following conditions:

            5.1 Representations and Warranties. On the Closing Date, the representations and warranties contained in Section 3 hereof shall be true and correct with the same effect as though made on and as of the Closing Date.

            5.2 Performance. All the covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchasers on or prior to the Closing Date shall have been performed or complied with in all material respects.

            5.3 No Proceeding or Litigation. No suit, action, or other proceeding seeking to restrain, prevent or change the transactions contemplated hereby or otherwise questioning the validity or legality of such transactions shall have been instituted and be pending.

      SECTION 6. COVENANTS OF THE COMPANY.

            6.1 Rule 144. The Company covenants that (i) at all times after the Company first becomes subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act, the Company will use its best efforts to comply with the current public information requirements of Rule 144(c)(1) under the 1933 Act;
(ii) if prior to becoming subject to such reporting requirements an over-the-counter market develops for the Common Stock of the Company, the Company will use its best efforts to make publicly available the information required by Rule 144(c)(2); and (iii) at all such times as Rule 144 is available for use by the holders of the Notes or Conversion Shares, the Company will furnish each such holder upon request with all information within the possession of the Company required for the preparation and filing of Form 144.
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            6.2 Financial Statement; Budgets. Until such time as the Company is required to register its Common Stock pursuant to Section 12(g) of the 1934 Act, the Company shall furnish to the holders of the Notes and Conversion Shares of Common Stock then outstanding within sixty (60) days of the end of each fiscal year an unaudited, and within one hundred fifty (150) days of the end of each fiscal year an audited, consolidated balance sheet, and related, audited consolidated statements of income, cash flows, and stockholders', equity of the Company and its subsidiaries as at the end of and for such fiscal year prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by the opinion of an independent public accountant, and shall also furnish to the holders of the Notes and Conversion Shares of Common Stock then outstanding (i) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and consolidated statements of income, cash flow and stockholders' equity of the Company and its subsidiaries as at the end of and for such quarter and the year to date and as at the end of and for the corresponding periods of the preceding fiscal year; (ii) within thirty (30) days of the end of each calendar month, a consolidated statement of income for such month and a consolidated balance sheet as of the end of such month; (iii) no later than thirty (30) days before the commencement of each fiscal year, capital and operating expense budgets, projections of cash flows, balance sheets and profit and loss projections, all for such fiscal year, all itemized in reasonable detail, and any material revisions made in the budgets, projections or other information furnished pursuant to this subsection within ten (10) days after adoption of such revisions; and (iv) subject to the provision in Section 6.3 hereof, from time to time such other information concerning the Company and its subsidiaries as any of the holders of the Notes or Conversion Shares of Common Stock then outstanding may reasonably request. The interim statements described in clauses
(i) and (ii) above shall be unaudited, but prepared in accordance with generally accepted accounting principles, consistently applied, subject only to normal year-end audit adjustments.

            6.3 Inspection. Except to the extent prohibited by contracts with a governmental agency or body and by law, from and after the Closing Date, the Company shall permit each holder of the Notes or Conversion Shares of Common Stock then outstanding and its representatives, at such holder's expense, to visit and inspect the properties of the Company during normal business hours, to examine its books of account and records, and to discuss its affairs, finances, and accounts with its executive officers in each case for any purpose reasonably related to such holder's investment in the Company; provided, however, that the Company shall not be obligated to disclose any trade secret or other proprietary information unless such holder signs a non-disclosure agreement reasonably satisfactory to the Company.

            6.4 Key-Man Insurance. The Company shall maintain in effect, for so long as there are any Notes outstanding, not less than $4,000,000 of key-man life insurance on the life of John Scott, $3,000,000 of the proceeds of which will be payable to the Company and $1,000,000 of the proceeds of which will be payable to a designee of John Scott. The Company represents and warrants to the Purchasers that to the best of the Company's knowledge, John Scott is insurable at regular rates on the date hereof. The Company shall at all times retain all the incidents of ownership of such insurance and shall not borrow upon or otherwise impair its right to receive the proceeds of such insurance.

            6.5 Payment of Expenses. The Company shall (i) pay the expenses incurred by it in connection with the issuance and sale of the Notes and the execution, delivery and performance of this Agreement; and (ii) pay the legal fees incurred by the Purchasers in consulting with their respective counsel with respect to the negotiation, preparation, execution, performance, amendment or enforcement of this Agreement, whether or not the Closing shall have occurred.

            6.6 Maintenance of Existence; Insurance. The Company will keep its corporate existence, rights and franchises in full force and effect; will keep its properties in good repair, working order and condition, normal wear and tear excepted; and will maintain public liability, property damage and workmen's compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to substantially the same extent presently maintained.

            6.7 Participation in Private Equity Offerings.

                  (a) The Purchasers shall have the right and option to participate in the initial private offering of equity (e.g. common stock, preferred stock, subordinated debt and other similar types of financing commonly utilized in venture financing) securities made by any future Conversion Affiliate from time to time in an aggregate amount not to exceed 500,000 common-equivalent shares per such Conversion Affiliate (the "PARTICIPATION RIGHTS"). The Company covenants and agrees to provide for such rights in connection with its creation and organization of all future Conversion Affiliates. The Participation Rights of each Purchaser shall remain in full force and effect for a period of five (5) years from the date of this Agreement and shall survive any prepayment or conversion of the Notes hereunder.

                  (b) The Participation Rights shall (i) be issued by the Conversion Affiliate in a written offering document delivered to each Purchaser,
(ii) remain exercisable for a period of no greater than twenty-one (21) days after the commencement of the offering, and (iii) shall be transferable by the holder thereof during such period to affiliates only. The Company shall bear all costs and expenses of any Participation Rights offering other than the fees and expenses of counsel for the Purchasers. The Participation Rights granted hereunder shall be on the same terms and conditions as those issued with respect to all other participants in such offerings.

                  (c) The Participation Rights afforded each respective Purchaser hereunder shall bear the same ratio to the aggregate Participation Rights offered to all Purchasers as the principal amount of Notes purchased by such Purchaser pursuant to this Agreement (as set forth on Schedule 1 hereto) bears to the aggregate principal amount of all Notes issued hereunder; provided, however, that in the event either Purchaser elects not to exercise its respective share of the Participation Rights granted hereunder in the entirety, the other shall have the right to exercise all or any portion of such unexercised Participation Rights. Each Purchaser agrees to promptly notify the others in writing of its election not to exercise any or all of its Participation Rights hereunder.

            6.8 Registration Rights. Within thirty (30) days from the date of this Agreement, the Company shall cause each Purchaser to be granted certain demand and piggyback registration rights with respect to shares of Common Stock of the Company, which rights may be exercised upon any conversion of the Notes into Common Stock of the Company, on substantially the same, and not less favorable in any material respect, terms and conditions as those granted pursuant to that certain Registration Rights Agreement dated as of November 20, 1998, by and between Integrated Visions, Inc. and certain stockholders named therein, a copy of which is attached hereto as Exhibit E (the "REGISTRATION RIGHTS AGREEMENT"). The Company covenants and agrees that it currently has, or will obtain prior to any conversion of the Notes into any Affiliate Stock and prior to the exercise of any Participation Rights, demand and piggyback registration rights with respect to such Affiliate Stock and the equity securities issuable upon exercise of any Participation Rights, on substantially the same, and not less favorable in any material respect, terms and conditions as those granted to the Purchasers by the Company pursuant to the Registration Rights Agreement. Such demand and piggyback registration rights shall be freely transferable by the Company to the holders of the Notes. The Company covenants agrees to utilize its best efforts to obtain such demand and piggyback rights from each Conversion Affiliate as soon as practicable, with time being of the essence.

            6.9 Securities Law Compliance. The Company shall take such action as the Company shall reasonably determine is necessary to qualify the Notes and the Conversion Shares for, or obtain exemption for the Notes and the Conversion Shares for, sale to the Purchasers pursuant to this Agreement under applicable securities and "Blue Sky" laws of states of the Unites States.

            6.10 Board Observation Rights. For a period of one (1) year from the date of this Agreement, or until such time as the Wheatley Group no longer holds at least ten percent (10%) in aggregate principal amount of the Notes, whichever is greater, the Wheatley Group shall be entitled to receive reasonable prior notice of meetings of the Board of Directors of the Company and shall have the right to select one (1) individual to observe such meetings on behalf of the Wheatley Group, and to receive a copy of any materials distributed to Company directors in connection therewith. Such individual shall enter into a confidentiality agreement with the Company, on terms and conditions reasonably satisfactory to the Company, as a condition precedent to his or her observation rights hereunder.

      SECTION 7. THE NOTES.

            7.1 Registration, Transfer and Exchange of the Notes.

                  (a) The Company shall keep at its principal offices a register in which it shall provide for the registration of ownership of the Notes and for the transfer of the Notes. The ownership of the Notes shall be proved by reference to the register and, prior to due presentment for registration of transfer, the Company may treat the person in whose name any of the Notes shall be registered as the absolute owner thereof for the purpose of receiving payment of amounts of principal of and interest on such Note and for all other purposes. All payments made to any registered holder or upon its order shall be valid and, to the extent of the amount or amounts so paid, effectual to satisfy and discharge the liability for monies payable upon any such Note. Any demand, request, waiver, consent or vote of the registered holder of any of the Notes shall be conclusive and binding upon such holder and upon all future holders and owners of such Note or any Note issued in exchange therefor or in place thereof.

                  (b) Upon surrender for registration of transfer of any of the Notes at the principal offices of the Company and compliance with Sections 7 and 10 hereof, the Company shall execute and register in the name of the designated transferee or transferees, one or more new Notes in such denomination or denominations (in minimum amounts of $100,000), as may be requested, in aggregate principal amount equal to the unpaid principal amount of the Note so surrendered and substantially in the form thereof, with appropriate insertions and variations, and dated and bearing interest from, the date to which interest has been paid on the Note so surrendered unless no interest has been paid on the Note so surrendered, in which case the new Note shall be dated the date of the Note surrendered and the Company shall, in the same manner aforesaid, issue a new Note to the transferor in an amount equal to the untransferred unpaid principal amount of the Note surrendered for transfer.

                  (c) At any time upon the request of the holder of any of the Notes and upon surrender of such Note for such purpose at the principal offices of the Company, the Company will execute and register in the holder's name in exchange therefor new Notes, in such denomination or denominations (in minimum amounts of $100,000), as may be requested, in aggregate principal amount equal to the unpaid principal amount of the Note so surrendered and substantially in the form thereof, with appropriate insertions and variations, and dated, and bearing interest from, the date to which interest has been paid on the Note so surrendered unless no interest has been paid on the Note so surrendered, in which case the new Notes shall be dated the date of the Note so surrendered.

                  (d) Upon receipt by the Company of evidence reasonably satisfactory to it that any of the Notes has been mutilated, destroyed, lost or stolen, and, in the case of any destroyed, lost or stolen Note, a bond of indemnity reasonably satisfactory to the Company, or in the case of a mutilated Note, upon surrender and cancellation thereof, the Company shall execute and register in the holder's name a new Note in exchange and substitution for the Note so mutilated, destroyed, lost or stolen in an aggregate principal amount equal to the unpaid principal amount of the Note so mutilated, destroyed, lost or stolen and substantially in the form thereof, with appropriate insertions and variations, and dated and bearing interest from the date to which interest has been paid on the Note so mutilated, destroyed, lost or stolen unless no interest has been paid on the Note so mutilated, destroyed, lost or stolen, in which case the new Note shall be dated the date of the Note so mutilated, destroyed, lost or stolen.

                  (e) All Notes presented or surrendered for exchange or transfer as provided in this Section 7.1 shall, if required by the Company, be accompanied by a written instrument or instruments of transfer, duly executed by the registered holder thereof or its attorney duly authorized in writing. No charge shall be made by the Company in respect of any transfer or exchange of Notes, but the holder shall bear any applicable transfer tax.

                  (f) All Notes issued pursuant to this Section 7.1 shall contain the restrictive legends on the Note surrendered for transfer or exchange or which has been mutilated, lost, destroyed or stolen, unless such legends may be removed under Section 10.4 hereof.

            7.2 Transfer Taxes. The Company will pay, and hold the Purchasers harmless against, liability for the payment of any transfer or similar taxes payable in connection with the issuance and sale of the Notes and Conversion Shares pursuant hereto.

            7.3 Payment of Principal and Interest. The Company will make all payments of principal and interest on the Notes at the time the same shall become due thereunder or hereunder.

            7.4 Notice of Default. The Company shall promptly notify each Purchaser of the occurrence of any default under any instrument evidencing or pursuant to which there shall be issued any Senior Indebtedness of the Company (as defined in Section 11.1) that has resulted in the holder of such Senior Indebtedness declaring a default thereunder or exercising any remedy with respect thereto.

            7.5 Method of Payment. The Company will promptly and punctually pay the principal of and interest on the Notes to the holders thereof without any presentment thereof and without any notation of such payment being made thereon (except that presentment shall be required for payment of the Notes at maturity). The Company will pay all amounts payable to such holder in respect of principal of (other than the final payment of principal at maturity) and interest on the Notes by check mailed to such holder, if a Purchaser, at the address specified on Schedule 1 and, if a holder other than a Purchaser, at an address designated by such holder to the Company in writing, or at such other place as a holder may from time to time designate to the Company in writing. In the case of any sale or transfer of the Note by a Purchaser (which sale or transfer is subject to the restrictions set forth in Sections 3, 7 and 10 hereof ), such Purchaser shall notify the Company of the name and address of the transferee of such Note and prior to the delivery of any Note sold or transferred by such Purchaser, such Purchaser shall make a notation thereon of the date to which interest has been paid on the Note, and, if not theretofore made, a notation of the extent to which any payment has been made on account of the principal thereof. Payment of interest or principal pursuant to this Section
7.5 shall constitute satisfaction in full of the obligation of the Company in respect thereof notwithstanding any prior transfer by a Purchaser of the Note on which interest or principal shall have been so paid unless and until notice of such transfer shall have been given to the Company as herein provided.

      SECTION 8. CONVERSION.

            8.1 Optional Conversion.

                  (a) At any time and from time to time after the date hereof, and subject to the provisions of this Section 8, at the election of either the holders of a majority in aggregate principal amount of the Notes then outstanding, or the holders of a majority in aggregate principal amount of the Notes then outstanding held by the Wheatley Group (the "WHEATLEY NOTES"), by written notice to the Company and to all other Purchasers, the Purchasers or the Wheatley Group, following the expiration of a fifteen (15) day waiting period following delivery of such written notice, may convert all or any portion of the then outstanding principal balance and interest under the Notes, or the Wheatley Notes, as the case may be, into fully paid and non-assessable shares of (i) common stock of any of the Conversion Affiliates (as defined below) owned by the Company as of the conversion date (the "AFFILIATE STOCK"), and/or (ii) Common Stock of the Company; provided, however, that in no event may any portion of the Notes be converted:

                        (A) into greater than one-third (1/3) of the total number of shares, up to a maximum of 500,000 shares, of Affiliate Stock of any one (1) Conversion Affiliate issued or sold by the Conversion Affiliate to the Company from time to time (excluding any such shares granted by the Company or specifically reserved by the Company's Board of Directors for grant to Company employees or management under the benefit or incentive plans of the Company from time to time (the "RESERVED AFFILIATE STOCK"), which Reserved Affiliate Stock shall not, at any time exceed, in the aggregate, greater than sixty percent (60%) of the total number of shares of Affiliate Stock of such Conversion Affiliate issued or sold by the Conversion Affiliate to the Company);

                        (B) during any underwriter lockup period affecting the Common Stock or the Affiliate Stock, as applicable, relating to a registration of the Common Stock or Affiliate Stock under the 1933 Act; or

                        (C) into shares of the Common Stock of the Company prior to the Company's IPO (as defined below).

Upon request, the Company's Chief Financial Officer shall provide each Purchaser with a schedule identifying the maximum number of shares of each Conversion Affiliate reserved for conversion and shall regularly update such schedule upon any changes to the information set forth thereon. The initial conversion price shall be equal to seventy-five percent (75%) of the initial gross selling price to the public per share of common stock of the applicable Conversion Affiliate pursuant to its IPO with respect to each share of Affiliate Stock other than (I) shares of ChromaVision Medical Systems, Inc. ("ChromaVision"), for which the initial conversion price shall be $9.07 per share, and (II) shares of any Conversion Affiliate for which an IPO is consummated pursuant to the Safeguard rights offering program, for which the initial conversion price shall equal the rights offering price relating thereto (each of the foregoing being referred to herein as the "AFFILIATE CONVERSION PRICE"), and the initial conversion price with respect to shares of Common Stock shall be $7.27 per share ("COMPANY CONVERSION PRICE," and collectively with the Affiliate Conversion Price, the "CONVERSION PRICE"), each subject to adjustment as described below. The number of shares issuable upon conversion of the Note shall be determined by dividing the principal amount to be converted by the Conversion Price in effect on the conversion date. Upon conversion, no payment or adjustment for accrued interest on the Notes (other than the payment of interest to the Purchasers upon conversion if the Notes have been called for full prepayment pursuant to Section 9 hereof) or for cash dividends or distributions on the Common Stock or Affiliate Stock will be made. The Company will deliver a check in lieu of any fractional share issuable upon conversion.

                  (b) The principal amount of the Notes to be converted hereunder shall be allocated as nearly as may be possible among the respective Notes and holders thereof so that the principal amount converted by each holder shall bear the same ratio to the aggregate principal amount then to be converted as the unpaid principal amount of Notes then held by such holder bears to the aggregate unpaid principal amount of all Notes then outstanding held by the converting holders.

                  (c) EACH NOTE HOLDER, OTHER THAN THE WHEATLEY NOTE HOLDERS, HEREBY AGREES TO BE BOUND BY EACH CONVERSION ELECTION MADE BY HOLDERS OF A MAJORITY IN AGGREGATE PRINCIPAL AMOUNT OF THE NOTES THEN OUTSTANDING. SIMILARLY, EACH WHEATLEY NOTE HOLDER HEREBY AGREES TO BE BOUND BY EACH CONVERSION ELECTION MADE BY HOLDERS OF A MAJORITY IN AGGREGATE PRINCIPAL AMOUNT OF THE WHEATLEY NOTES THEN OUTSTANDING. EACH NOTE HOLDER, OR WHEATLEY NOTE HOLDER, AS THE CASE MAY BE, HEREBY SPECIFICALLY CONSENTS TO ALL SUCH ELECTIONS AND AGREES NOT TO TAKE ANY ACTION INCONSISTENT THEREWITH, EXCEPT AS OTHERWISE AUTHORIZED UNDER THIS AGREEMENT.

                  (d) The terms listed below shall have the following meanings for purposes of this Agreement:

                        (i) "CONVERSION AFFILIATES" shall mean Integrated Vision, Inc., Who?Vision Systems, Inc., eMerge Vision Systems, Inc. and ChromaVision, and each future corporation created by the Company, collectively, and each such entity individually is sometimes referred to herein as a "CONVERSION AFFILIATE."

                        (ii) "CONVERSION SHARES" shall mean Common Stock, Affiliate Stock or any other securities issued or issuable upon the conversion or prepayment of the Notes.

                        (iii) "IPO" means a company's initial public offering of its common stock pursuant to an effective registration statement filed pursuant to the 1933 Act (other than on Form S-4 or S-8 or any successor forms thereto) in an underwritten public offering on a firm commitment basis in which the gross proceeds of the offering will equal or exceed $15,000,000 (calculated before deducting underwriters' discounts and commissions and other offering expenses), and in which the public offering price per share of common stock (calculated before deducting underwriters' discounts and commissions) results in a valuation of the total number of outstanding shares of capital stock immediately prior to the closing of the public offering of at least $75,000,000.

                        (iv) "TRADING DAY" means any day on which the stock market listing such security is open for business and a trade was made in the applicable security.

            8.2 Mandatory Conversion. At any time and from time to time beginning eighteen (18) months after the completion date of the IPO of any Conversion Affiliate, and subject at all times to the provisions of this Section 8, the Company may, pursuant to written notice delivered to each Purchaser in the manner described herein, require the Purchasers to convert all or any portion of the then outstanding principal balance and interest under the Notes into fully paid and non-assessable shares of the Affiliate Stock of such Conversion Affiliate in accordance with and in the maximum amount permitted by
Section 8.1 above; provided, however, that the Purchasers shall have no obligation to convert hereunder in the event that either (i) the closing price of the Affiliate Stock to be received in connection with such conversion failed to exceed a price equal to two (2) times the applicable Conversion Price per share in any of the immediately preceding sixty-five (65) Trading Days, or (ii) the Company fails or is otherwise unable to deliver to the Purchasers, as of the date of conversion, the registration rights described in Section 6.8 hereof with respect to the shares of Affiliate Stock into which the Notes are to be converted.

            8.3 Conversion. To convert Note principal hereunder, each Purchaser must (a) complete and sign the conversion notice included with each Note, (b) surrender their respective Notes to the Company, (c) furnish appropriate endorsements and transfer documents, if required by the Company, and (d) pay any transfer or similar tax, if required.

            8.4 Reserve for Conversion; Delivery of Stock Certificates. The Company shall reserve at all times and keep available free from preemptive rights, out of its authorized but unissued Common Stock, enough shares of Common Stock to permit the maximum conversion of principal amount of the Notes permissible under this Agreement. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the maximum conversion of the Notes or otherwise to comply with the terms of this Agreement, the Company shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company shall reserve at all times the Affiliate Stock and shall not sell, transfer, pledge or otherwise encumber the Affiliate Stock currently held by it (except in connection with a transfer of Reserved Affiliate Stock in accordance with the terms of this Agreement or with respect to that number of shares of Affiliate Stock in excess of the number required to permit the maximum conversion of the Notes permissible under this Agreement), and shall retain enough shares of Affiliate Stock to permit the maximum conversion of the Notes permissible under this Agreement. The Company will obtain any authorization, consent, approval or other action by, or make any filing with, any court or administrative body that may be required under applicable federal and state securities laws in connection with the issuance of shares of Common Stock and Affiliate Stock upon conversion of the Notes. The Company shall take any and all action necessary or appropriate in order to effectuate any authorized conversion of any Note hereunder in accordance with the terms and conditions of this Agreement. As soon as practicable on or after the conversion date, and not less than ten (10) business days thereafter, the Company shall deliver to Purchasers a certificate for the number of full shares of Company Stock or Affiliate Stock issuable upon the conversion of the Notes.

            8.5 PURCHASERS ACKNOWLEDGE THAT THE COMMON STOCK AND AFFILIATE STOCK ISSUED UPON CONVERSION OF THE NOTE MAY BE RESOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION IN ACCORDANCE WITH RULE 144 (IF AVAILABLE) UNDER THE SECURITIES ACT OR AS OTHERWISE MAY BE AVAILABLE UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS IN THE OPINION OF COUNSEL FOR THE COMPANY OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SHARES AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES.

            8.6 Dilution. The Conversion Price with respect to shares of Common Stock and Affiliate Stock issuable upon conversion of the Note shall be subject to adjustment from time to time as follows:

                  (a) On any recapitalization through the subdivision or combination of the outstanding Common Stock or Affiliate Stock into a greater or smaller number of shares for no consideration, the Conversion Price shall be appropriately decreased or increased to reflect such recapitalization; provided, however, that, with respect to shares of any Conversion Affiliate, such decrease or increase shall only apply in the event that such recapitalization occurs subsequent to the IPO with respect to such shares.

                  (b) If the Company or a Conversion Affiliate takes a record of the holders of its common stock for the purpose of entitling them to receive a stock dividend or other distribution payable in Common Stock or Affiliate Stock, or in securities convertible into or exchangeable for Common Stock or Affiliate Stock, the maximum number of shares of Common Stock or Affiliate Stock, as applicable, issuable in payment of such dividend or distribution, or on conversion of or in exchange for the securities convertible into or exchangeable for Common Stock or Affiliate Stock, shall be deemed to have been issued and to be outstanding as of such record date, and the Conversion Price shall be appropriately decreased, provided that if the dividend or distribution is subsequently canceled such that the Company or the Conversion Affiliate shall have no liability therefor then the Conversion Price shall be appropriately increased to reflect such cancellation.

                  (c) The adjustments described in the preceding paragraphs shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or other recapitalization. Appropriate adjustments shall be made in the application of the foregoing provisions so that such provisions shall be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable on conversion of the Notes.

                  (d) No adjustment in the Conversion Price shall be required in the case of the issuance or granting by the Company or any Conversion Affiliate of Common Stock, Affiliate Stock or other equity securities of Company for fair value for any valid corporate purpose including, but not limited to, financing, capital, employee or officer incentive programs, or conversion of warrants or other equity securities of the Company or any Affiliate outstanding as of the date hereof or as may be hereafter issued.

                  (e) In case of any reclassification of the Common Stock or Affiliate Stock (other than a subdivision or combination referred to in Subsection (a) above), or in case of any consolidation of the Company or a Conversion Affiliate with, or merger of the Company or a Conversion Affiliate into, another corporation (other than a consolidation or merger in which the Company or a Conversion Affiliate, as applicable, is the continuing corporation and which does not result in a reclassification or exchange of the Common Stock or Affiliate Stock, as applicable), or in case of any sale or conveyance to another corporation of the property of the Company or a Conversion Affiliate as an entirety or substantially as an entirety, Company, or such successor or purchasing corporation or person, as the case may be, shall execute (or, in the case of a Conversion Affiliate, the Company shall use its best efforts to obtain) and deliver to Purchasers a legally enforceable supplemental agreement providing that the Purchasers shall thereafter have the right to convert the
Note into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or conveyance by Purchasers of the number of shares of Common Stock or Affiliate Stock into which the Note might have been converted immediately prior to such consolidation, merger, sale or conveyance. Such agreement shall provide for adjustments in the Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8; provided, however, that, with respect to the shares of any Conversion Affiliate, in the event that such consolidation, merger, sale or conveyance occurs prior to the IPO with respect to such shares, then the applicable Affiliate Conversion Price shall be $5.00 per share. The provisions of this Subsection (e) shall similarly apply to succeeding reclassifications, consolidations, mergers, sales or conveyances.

                  (f) The Company shall promptly notify each Purchaser in writing upon the occurrence of any event requiring an adjustment to the Conversion Price under this Agreement. Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly provide each Purchaser with written notice of such change, indicating its nature and stating the new Conversion Price.

      SECTION 9. PREPAYMENT OF NOTES.

            9.1 Prepayment in Cash. Subject to the terms set forth in this
Section 9, the Company may prepay all or any portion of the principal and interest due under the Notes in cash at any time on or after May 1, 2001, at the prepayment prices (expressed in percentages of principal amount) set forth in the following table, plus accrued interest to, but not including, the prepayment date set forth in Section 9.3, if prepaid during the twelve (12) month period beginning May 1 of the years set forth in the following table:

                  YEAR                    PERCENTAGE
                  ----                    ----------
                  2001                    104%
                  2002                    102%
                  2003 and thereafter     100%

                  Any such payments shall only be made in integral multiples of $100 by check payable in a manner consistent with payments of principal and interest under this Agreement. Any such payment shall be applied first against any accrued and unpaid interest and then against outstanding principal amounts.

            9.2 Prepayment in Stock. The Company may prepay a portion of the principal and interest due under the Notes at any time with shares of Affiliate Stock of any of the Conversion Affiliates at a price equal to the lesser of (i) seventy-five percent (75%) of the average closing price per share of the applicable Affiliate Stock for the twenty (20) Trading Days immediately preceding the date of prepayment, or (ii) eighty percent (80%) of the closing price per share of the applicable Affiliate Stock on the Trading Day immediately preceding the date of prepayment; provided, however, the Company shall have no right to prepay any principal or interest on the Notes with Affiliate Stock unless (x) the average closing price of such Affiliate Stock for the twenty (20) Trading Days immediately preceding the date of repayment, and the closing price per share of such applicable Affiliate Stock on the Trading Day immediately preceding the date of prepayment, is at least equal to two (2) times the applicable Conversion Price per share, (y) either eighteen (18) months have elapsed since the IPO completion date for such Conversion Affiliate or ninety
(90) days have elapsed since the completion date of a second public offering of the common stock of such Conversion Affiliate pursuant to a Form S-1, S-2 or S-3 registration statement under the 1933 Act, and (z) the registration rights described in Section 6.8 shall be in effect with respect to the holders of the Notes. In addition, in no event may the Company prepay more than $5,000,000 in the aggregate of principal under the Notes through the conversion into Affiliate Stock of any one (1) Conversion Affiliate, or prepay principal under the Notes through the issuance of greater than 500,000 shares in the aggregate of Affiliate Stock in any one (1) Conversion Affiliate. Any prepayments hereunder shall be made in accordance with the procedures set forth in Section 8.3 above. Any such payment shall be applied first against any accrued and unpaid interest and then against outstanding principal amounts.

            9.3 Prepayment Procedures. Any prepayment of Notes under this
Section 9 shall be made by giving the holders of the Notes not less than thirty
(30) days prior written notice thereof at its registered address. If there is more than one holder of the Notes, the principal amount of the Notes so to be prepaid shall be allocated as nearly as may be possible among the respective Notes and holders thereof so that the principal amount prepaid to each holder shall bear the same ratio to the aggregate principal amount then to be prepaid as the unpaid principal amount of Notes then held by such holder bears to the aggregate unpaid principal amount of all Notes then outstanding. If any Note is to be prepaid only in part, upon the surrender of the Note to the Company for prepayment, the Company shall execute and deliver to the holder of the Note so surrendered a new Note equal in principal amount to the unpaid portion of the surrendered Note, dated the most recent date to which interest shall have been paid on the surrendered Note and bearing the restrictive legends, if any, on the surrendered Note. Upon the fixing of a date for prepayment pursuant to this
Section 9.3, the Notes or portions to be prepaid shall cease to bear interest and cease to be convertible on the date fixed for prepayment unless the Company shall default in making such prepayment.

      SECTION 10. COMPLIANCE WITH 1933 ACT; RESTRICTIONS ON TRANSFERABILITY OF
                  NOTES AND CONVERSION SHARES.

            10.1 Compliance with 1933 Act. The Notes and Conversion Shares shall not be transferable, except upon the conditions specified in this Section 10, which conditions are intended to insure compliance with the provisions of the 1933 Act and applicable state securities laws in respect of any such transfer.

            10.2 Restrictive Legend. The Notes and each certificate representing the Conversion Shares and any shares of common stock or other securities issued in respect of such Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 10.4 below) be stamped or otherwise imprinted with the following legend:

      "[THIS NOTE HAS] OR [THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND THE TRANSFERABILITY [T]HEREOF IS SUBJECT TO THE PROVISIONS OF A CERTAIN NOTE PURCHASE AGREEMENT DATED AS OF MAY 14, 1999, BY AND AMONG XL VISION, INC. AND THE PURCHASERS NAMED THEREIN"

            10.3 Restrictions on Transferability. The Company shall not be required to register the transfer of the Notes or any Conversion Shares of Common Stock on the books of the Company unless registration under the 1933 Act or any applicable state securities law is not required in connection with the transaction resulting in such transfer. Each Note or certificate for Conversion Shares of Common Stock issued upon any transfer as above provided shall bear the restrictive legend set forth in Section 10.2 above, except that such restrictive legend shall not be required if such legend is not required in order to establish compliance with the provisions of the 1933 Act and any applicable state securities law, or if the transfer is made in accordance with the provisions of Rule 144(k) under the 1933 Act. The Company agrees to provide each Note holder with any and all information reasonably requested in connection with its efforts to remove such legend from any Affiliate Stock certificate.

            10.4 Termination of Restrictions on Transferability. The conditions precedent imposed by this Section 10 upon the transferability of the Notes and Conversion Shares shall cease and terminate as to any of the Notes or Conversion Shares when (i) such securities shall have been registered under the 1933 Act and sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in the registration statement covering such securities, (ii) at such time as an opinion of counsel satisfactory to the Company shall have been rendered to the effect that the restrictive legend on such securities is no longer required, or (iii) when such securities are transferred in accordance with the provisions of Rule 144(k) promulgated under the 1933 Act. Whenever the conditions imposed by this Section 10 shall terminate as provided herein with respect to any of the Notes or Conversion Shares, the holder of any such securities bearing the legend set forth in this Section 10 as to which such conditions shall have terminated shall be entitled to receive from the Company, without expense (except for the payment of any applicable transfer tax) and as expeditiously as possible, new Notes in accordance with Section 7.1(b) or (c) hereof or new stock certificates not bearing such legend.

      SECTION 11. SUBORDINATION OF NOTES.

            11.1 Subordination. The indebtedness evidenced by, and the payment of the principal of and interest on, the Notes is hereby expressly subordinated and made junior, to the extent and in the manner set forth in this Agreement, to the prior payment in full of all Senior Indebtedness of the Company and will rank pari passu in all respects with other subordinated indebtedness of the Company. The Company hereby covenants and agrees that it will not, without the prior consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, incur in excess of Five Million Dollars ($5,000,000) of parri passu indebtedness at any time for so long as any principal of or interest on the Notes remains outstanding hereunder. As used herein, "Senior Indebtedness" means any indebtedness, including interest and collection charges, of the Company, whether now existing or hereafter created, and all refinancings thereof, to any bank, trust company, pension or profit-sharing trust (other than such a trust for the benefit of employees of the Company), insurance company or other financial institution, except any such indebtedness which by its express terms is not senior in right of payment to the Notes. As used in the foregoing definition, "indebtedness" means (i) all obligations for borrowed money or for the deferred portion of the purchase price of any asset, (ii) all rental obligations under leases which, in accordance with generally accepted accounting principles, are shown as capitalized obligations on the Company's balance sheet as of the date as of which indebtedness is to be determined, and (iii) indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by the Company whether or not the indebtedness secured thereby shall have been assumed.

            11.2 Insolvency. In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its creditors as such, or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal, premium, if any, and interest on all Senior Indebtedness before the holder or holders of the Notes are entitled to receive any payment on account of principal of or interest on the Notes and the holders of Senior Indebtedness shall be entitled to receive, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held by each such holder, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of Senior Indebtedness, for application in payment thereof, any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of the Notes, except securities which are subordinate and junior in right of payment to the payment of all Senior Indebtedness then outstanding.

            11.3 Maturity of or Default on Senior Indebtedness.

                  (a) Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, and the giving of written notice thereof to the holders of the outstanding Notes by the holder or holders of such Senior Indebtedness, all principal thereof (and premium, if any) and interest due thereon shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness, before any payment is made on account of the principal of or interest on the Notes or to purchase any of the Notes.

                  (b) Upon the happening of an event of default with respect to any Senior Indebtedness, as such event of default is defined therein or in the instrument under which it is outstanding, permitting the holders to accelerate the maturity thereof, and upon written notice thereof given to the Company and the holders of any outstanding Notes by the holder or holders of such Senior Indebtedness or their representative or representatives, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no payment thereafter shall be made by the Company with respect to the principal of or interest on the Notes or to purchase any of the Notes. In the event that, notwithstanding the foregoing, following any such event of default in respect of Senior Indebtedness and the giving of written notice thereof to the Company and the holders of any outstanding Notes, any such payment or distribution shall be received by any holder of the Notes before all Senior Indebtedness is paid in full, such payment or distribution shall be held in trust for the benefit of and shall be paid over to the holders of the Senior Indebtedness or their representative or representatives, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held by each such holder, to the extent necessary to make payment in full of the principal of (and premium, if any) and interest on, all Senior Indebtedness.

                  (c) Any payment or distribution received by any holder of Notes prior to (i) written notice of maturity of Senior Indebtedness given to such holder under paragraph (a) above or (ii) an event of default with respect to the Senior Indebtedness and written notice given to such holder under paragraph (b) above, may be retained by such holder.

            11.4 Rights. No right of any present or future holder of any Senior Indebtedness of the Company to enforce the subordination of the Notes as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder, by the Company, or by any holder of any Note, or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement or of any Note. The provisions of this Section 11 with respect to subordination shall not affect the obligations of the Company to make, or prevent the Company from making, at any time, except as provided in Sections
11.2 and 11.3, payments of principal of or interest on the Notes when the same shall be due and payable. The provisions of this Section 11 in regard to subordination are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and the holders of the Notes on the other hand, and nothing herein shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Notes, the obligation of the Company, which is unconditional and absolute, to pay to the holder of any Note the principal thereof and interest thereon in accordance with its terms, or affect the relative rights of the holders of the Notes and creditors of the Company other than holders of the Senior Indebtedness, nor shall anything in this Agreement or the Notes prevent the holders of the Notes from exercising all remedies otherwise permitted by applicable law or under this Agreement or the Notes upon default thereunder, subject to the rights, if any, under this Section 11 of holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the holders of the Notes. Upon any payment or distribution of assets of the Company referred to in this Section 11, the holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which dissolution, winding-up, liquidation, reorganization or other similar proceedings are pending or upon a certificate of the liquidating trustee or agent or other person making any distribution to the holders of the Notes for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 11. The holders of the Senior Indebtedness may extend, renew, modify or amend the terms of the Senior Indebtedness or any security therefor and may release, sell or exchange such security and otherwise deal freely with the Company, all without notice to or consent of the holders of the Notes and without affecting the liabilities and obligations of the holders of the Notes.

            11.5 Subrogation. In the event that cash, securities or other property otherwise payable or deliverable to the holders of the Notes shall have been applied pursuant to this Section 11 to the payment of Senior Indebtedness, then, subject to the payment in full of all principal of (and premium, if any) and interest on Senior Indebtedness and to any applicable preference period relating thereto, the holders of the Notes (a) shall be entitled to receive from the holders of Senior Indebtedness at the time outstanding any payments or distributions received by such holders of Senior Indebtedness in excess of the amount sufficient to pay all principal of (and premium, if any) and interest on Senior Indebtedness in full and (b) shall be subrogated to all rights of any holders of Senior Indebtedness to receive payments or distributions of cash, property or assets of the Company applicable to the Senior Indebtedness, until all principal of and interest on the Notes shall be paid in full. No such payments or distributions received by the holders of the Notes shall, as between the Company and its creditors, if any, other than the holders of Senior Indebtedness, on the one hand, and the holders of the Notes, on the other hand, be deemed to have been made as a payment by the Company to or on account of the Notes, it being understood that the provisions of this Section are and are intended solely for the purpose of defining the relative rights of the holders of the Notes, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

            11.6 Binding Effect. The Company covenants and agrees, and each holder of any Note, by acceptance thereof, likewise covenants and agrees that the Notes shall be issued subject to the provisions of this Section 11, and each holder of any Note, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound thereby.

            11.7 Pledge Agreement and Conversion Rights. Notwithstanding the provisions of this Section 11, the Purchasers shall be entitled to (i) the benefit of any and all available remedies arising under the Pledge Agreement, and (ii) exercise any and all conversion rights arising under Section 8 hereof, at any time in accordance with the terms and conditions thereof.

      SECTION 12. EVENTS OF DEFAULT.

            12.1 Events of Default. (a) If any one or more of the following events (herein called "EVENTS OF DEFAULT") shall occur and be continuing:

            (i) default shall be made in the payment of any installment of interest on any of the Notes when and as the same shall become due and payable, and such default shall have continued for a period of ten (10) days after notice from the holder thereof;

            (ii) default shall be made in the payment of the principal of any of the Notes or any part thereof when and as the same shall become due and payable, either at maturity or at a date fixed for prepayment or by acceleration or otherwise and such default shall have continued for a period of three (3) days after notice from the holder thereof;

            (iii) default in any material respect shall be made in the due performance or observance of any other covenant, agreement or provision herein or in the Notes to be performed or observed by the Company or a material breach shall exist in any representation or warranty herein contained and such default or breach shall have continued for a period of thirty (30) days after written notice thereof to the Company from the holder of any Note;

            (iv) the Company shall (A) apply for or consent to the appointment of a receiver, trustee or liquidator of the Company or any of its property, (B) admit in writing its inability to pay its debts as they mature, (C) make a general assignment for the benefit of creditors, (D) be adjudicated a bankrupt or insolvent or (E) file a voluntary petition in bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or (F) corporate action shall be taken by the Company for the purpose of effecting any of the foregoing; or (G) an order, judgment or decree shall be entered, without the application, approval or consent of the Company, by any court of competent jurisdiction, approving a petition seeking reorganization of the Company or of all or a substantial part of the assets of the Company and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days; or

            (v) a default shall occur under or with respect to any Senior Indebtedness of the Company having an outstanding aggregate principal balance of more than $50,000, which default has resulted in the holder of such Senior Indebtedness declaring a default thereunder and exercising any remedy with respect thereto;

then and in each and every such case of (x) an Event of Default under Sections 12.1(a)(i) or 12.1(a)(2) any holder of a Note then outstanding may by notice in writing to the Company declare the unpaid principal of its Note, with accrued interest, to be forthwith due and payable whereupon such principal and interest shall be due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, and (y) any other Event of Default (other than pursuant to Sections 12.1(a)(i) and 12.1(a)(2)), the holders of a majority in aggregate principal amount of the Notes then outstanding, may by notice in writing to the Company declare the unpaid principal of its Note(s), with accrued interest, to be forthwith due and payable whereupon such principal and interest shall be due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived. EACH NOTE HOLDER HEREBY AGREES TO BE BOUND BY EACH EVENT OF DEFAULT ELECTION MADE BY HOLDERS OF A MAJORITY IN AGGREGATE PRINCIPAL AMOUNT OF THE NOTES THEN OUTSTANDING. EACH NOTE HOLDER HEREBY SPECIFICALLY CONSENTS TO ALL SUCH ELECTIONS AND AGREES NOT TO TAKE ANY ACTION INCONSISTENT THEREWITH, EXCEPT AS OTHERWISE AUTHORIZED UNDER THIS AGREEMENT.

                  (b) If a holder of a Note shall demand payment thereof or take any other action provided for hereunder (of which the Company has actual knowledge) in respect of an Event of Default, the Company will forthwith give written notice thereof, specifying such action and the nature of such event, to each holder of record of the Notes then outstanding. The Company will also give prompt written notice to each holder of record of the Notes at the time outstanding of any written instrument of rescission or annulment filed with it as aforesaid.

                  (c) The Company covenants that, if default be made in any payment of principal of or interest on any Note, it will pay to the holder thereof such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including reasonable counsel fees.

                  (d) No course of dealing between the Company and any holder of a Note or any delay on the part of the holder of a Note in exercising any rights thereunder or hereunder shall operate as a waiver of any rights of any such holder.

                  (e) Prior to the declaration of acceleration of the maturity of the Notes, the holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Note holders any default, except a default pursuant to Sections 12.1(a)(i) and 12.1(a)(2)).

      SECTION 13. INDEMNIFICATION; SURVIVAL.

            13.1 Indemnification. In consideration of each Purchaser's execution and delivery of this Agreement and acquiring the Notes hereunder and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless each

Purchaser and each other holder of Securities and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "PURCHASER INDEMNITIES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "PURCHASER INDEMNIFIED LIABILITIES"), incurred by any Purchaser Indemnitee (and shall advance the same) as a result of, or arising out of, or relating to (a) any material misrepresentation or breach of any representation or warranty made by the Company in this Agreement, the Pledge Agreement, the Notes or any other certificate, instrument or document contemplated hereby or thereby, (b) any material breach of any covenant, agreement or obligation of the Company contained in this Agreement, the Pledge Agreement, the Notes, or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Purchaser Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement by the Company of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Purchaser Indemnitees, or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Notes. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Purchaser Indemnified Liabilities which is permissible under applicable law.

            13.2 Survival. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the issuance and sale of the Notes hereunder.

      SECTION 14. MISCELLANEOUS.

            14.1 Owner of Conversion Shares. The Company may deem and treat the person in whose name the Conversion Shares, as the case may be, are registered as the absolute owner thereof for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

            14.2 Successors. This Agreement shall be binding upon and except as provided herein, shall inure to the benefit of the respective successors, executors, personal representatives, heirs and assigns of each of the parties hereto.

            14.3 Broker or Finder. Each party to this Agreement represents and warrants that, to the best of its knowledge, no broker or finder has acted for such party in connection with this Agreement or the transactions contemplated by this Agreement and that no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by such party. The Company shall indemnify each Purchaser against, and hold it harmless from, any liability, cost, or expense (including reasonable attorneys' fees and expenses) resulting from any agreement, arrangement, or understanding made by the Company, and each Purchaser shall indemnify the Company against, and hold the Company harmless from, any liability, cost, or expense (including reasonable attorneys fees and expenses) resulting from any agreement, arrangement, or understanding made by such Purchaser with any third party, for brokerage or finders fees or other commissions in connection with this Agreement or any of the transactions contemplated hereby.

            14.4  Governing Law; Arbitration.

                  (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

                  (b) None of the parties to this Agreement shall institute an arbitration proceeding pursuant to this Section to resolve a dispute between the parties hereunder before the parties have sought to resolve the dispute through direct negotiation with the other parties. If the dispute is not resolved within three (3) weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, then either party may notify the J.A.M.S/Endispute, 345 Park Avenue, 8th floor, New York, New York, to initiate selection of a mediator from J.A.M.S/Endispute's panel of neutrals. The fees and expenses of the mediator shall be shared equally by each party to the dispute. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the aggrieved party may then seek relief through arbitration, which shall be binding pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "ASSOCIATION"). The place of arbitration shall be Philadelphia, Pennsylvania. Arbitration may be commenced at any time by any party thereto after giving written notice in the manner described in this Agreement. A single arbitrator or arbitrators shall be selected by the joint agreement of the parties, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection of the arbitrator(s) shall be made pursuant to the rules from the panels of the arbitrators maintained by such Association. The arbitrator(s) shall render his decision within one hundred eighty (180) days of appointment. Any award rendered by the arbitrator(s) shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator(s) giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator(s) in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The costs and expenses of arbitration, including attorneys' fees and expenses of the arbitrator(s) shall be apportioned between the parties as the arbitrator(s) may assess. The arbitrator(s) shall not be permitted to award punitive or similar type damages under any circumstances. This arbitration provision shall constitute the sole and exclusive remedy for any dispute under this Agreement.

            14.5 Notice. Any notice or other communications required or permitted hereunder shall be deemed given when delivered personally, or upon receipt by the party entitled to receive the notice when sent by registered or certified mail, postage prepaid, addressed as follows or to such other address or addresses as may hereafter be furnished in writing by notice similarly given by one party to the other:

                  To the Company:

                  XL Vision, Inc.
                  10300 102 Terrace
                  Sebastian, FL  32958
                  Attention:  Chief Financial Officer

                  To Safeguard:

                  Safeguard 98 Capital, L.P.
                  800 The Safeguard Building
                  435 Devon Park Drive
                  Wayne, PA  19087
                  Attention:  Steven J. Rosard, Esquire

                  To Wheatley or the Wheatley Group:

                  Wheatley Partners, L.P.
                  80 Cuttermill Road, Suite 311
                  Greatneck, NY 11021
                  Attention:  Barry Rubenstein

                  With a copy to:

                  GEO Capital Corp.
                  767 Fifth Avenue, 45th Floor
                  New York, NY 10153
                  Attention: Jonathan Lieber

            14.6 Full Agreement. This Agreement together with the Notes and Exhibits and Schedules attached hereto or delivered herewith sets forth the entire understanding of the parties with respect to the transactions contemplated hereby.

            14.7 Headings. The headings of the sections of this Agreement are inserted for convenience of reference only and shall not be considered a part hereof.

            14.8 Business Days. Should any installment of interest on or principal of any of the Notes become due and payable upon other than a business day, the maturity thereof shall be extended to the succeeding business day and, in the case of an installment of principal, interest shall be payable thereon at the rate per annum specified in such Note during such extension.

            14.9 Amendment. This Agreement may not be modified, amended or changed without the written consent of the Company and the Purchasers.

            14.10 Counterparts. This Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same original document.

            IN WITNESS WHEREOF, each of the parties hereto has fully executed this Agreement as of the date first set forth above.

                                    XL VISION, INC.
                                    By:____________________________
                                    Name: David Szostak
                                    Title:      Chief Financial Officer


                                    SAFEGUARD 98 CAPITAL, L.P.

                                    By:  SAFEGUARD DELAWARE, INC.
                                    Title:  General Partner
                                    By:_____________________________
                                    Name:
                                    Title:


                                    WHEATLEY GROUP:

                                    WHEATLEY PARTNERS, L.P.

                                    By:  Wheatley Partners, LLC
                                    Title:  General Partner
                                    By:_____________________________
                                    Name:  Barry Rubenstein
                                    Title:  CEO


                                    WHEATLEY FOREIGN PARTNERS, L.P.

                                    By:  Wheatley Partners, LLC
                                    Title:  General Partner
                                    By:_____________________________
                                    Name:  Barry Rubenstein
                                    Title:  CEO


                                    WOODLAND PARTNERS
                                    By:____________________________
                                    Name:  Barry Rubenstein
                                    Its:  General Partner


                                    WOODLAND VENTURE FUND
                                    By:____________________________
                                    Name:  Barry Rubenstein
                                    Its:  General Partner


                                    SENECA VENTURES
                                    By:____________________________
                                    Name:  Barry Rubenstein
                                    Its:  General Partner

                                   SCHEDULE 1

                            PRINCIPAL AMOUNT OF NOTES


------------------------------------------------------------------------------
NOTE PURCHASER AND ADDRESS                           PRINCIPAL AMOUNT OF NOTE
------------------------------------------------------------------------------
Safeguard 98 Capital, L.P.
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA  19087                                          $13,600,000
------------------------------------------------------------------------------

Wheatley Partners, L.P.
80 Cuttermill Road, Suite 311
Greatneck, NY 11021                                       $ 3,128,000
------------------------------------------------------------------------------

Wheatley Foreign Partners,
L.P.
80 Cuttermill Road, Suite
311
Greatneck, NY 11021                                       $   272,000
------------------------------------------------------------------------------

Woodland Partners
68 Wheatley Road
Brookville, NY 11545                                      $   500,000
------------------------------------------------------------------------------

Woodland Venture Fund
68 Wheatley Road
Brookville, NY 11545                                      $ 1,500,000
------------------------------------------------------------------------------

Seneca Ventures
68 Wheatley Road
Brookville, NY 11545                                      $ 1,000,000
------------------------------------------------------------------------------

Total:                                                    $20,000,000

------------------------------------------------------------------------------

                                 SCHEDULE 2.4(b)

                             COMMON STOCK AGREEMENTS

      1. The Company agreed, by action of its Board of Directors, to repurchase certain shares of Company common stock currently held by Company management upon the completion of the IPO with respect to either eMerge Vision Systems, Inc. or Who?Vision Systems, Inc.

      2. Stock Restriction Agreement by and between the Company and certain Company common stockholders.

                                 SCHEDULE 2.4(c)

                                 AFFILIATE STOCK

Affiliate                                   Affiliate Stock
---------                                   ---------------
Integrated Vision, Inc.                     1,348,750 shares, Common Stock,
                                            representing approximately 13.1% of the issued and
                                            outstanding shares

Who?Vision Systems, Inc.                    1,869,031 shares, Common Stock,
                                            representing approximately 10.0% of the issued and
                                            outstanding shares

eMerge Vision Systems, Inc.                 2,293,458 shares, Common Stock,
                                            representing approximately 16.0% of the issued and
                                            outstanding shares

ChromaVision Medical Systems, Inc.          1,432,114 shares, Common Stock,
                                            representing approximately 4.0% of the issued and
                                            outstanding shares

                                    EXHIBIT A

                                 WHEATLEY GROUP

Name and Address:


Wheatley Partners, L.P. (a Delaware limited partnership)
The Wheatley Group
80 Cuttermill Road, Suite 311
Greatneck, NY 11021

Wheatley Foreign Partners, L.P. (a Delaware limited partnership)
80 Cuttermill Road, Suite 311
Greatneck, NY 11021

Woodland Partners (a New York general partnership)
68 Wheatley Road
Brookville, NY 11545

Woodland Venture Fund (a New York general partnership)
68 Wheatley Road
Brookville, NY 11545

Seneca Ventures (a New York general partnership)
68 Wheatley Road
Brookville, NY 11545

                                    EXHIBIT B

                                  FORM OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND THE TRANSFERABILITY THEREOF IS SUBJECT TO THE PROVISIONS OF A CERTAIN NOTE PURCHASE AGREEMENT DATED AS OF MAY ___, 1999, BY AND AMONG XL VISION, INC. AND THE PURCHASERS NAMED THEREIN.

                6% CONVERTIBLE SUBORDINATED NOTE DUE MAY 14, 2004


$_________________                                             May 14, 1999



            FOR VALUE RECEIVED, XL VISION, INC., a Delaware corporation (the "COMPANY"), promises to pay to ____________________________________, or registered assigns ("PAYEE"), on May 14, 2004, at the principal office of the Company, 10300 102nd Terrace, Sebastian, Florida, the principal sum of __________________________________ and 00/100 Dollars ($__________), as noted on the Payee's books and records, which books and records shall be conclusive absent manifest error, in lawful money of the United States of America, together with interest (calculated on the basis of the actual number of days elapsed in a year consisting of 365 days) from the date hereof on the unpaid balance of said principal sum, at the rate of six percent (6%) per annum payable at maturity and interest on any overdue principal or interest (to the extent lawful), at the rate of nine percent (9%) per annum until paid. Presentation, demand, protest and notice of dishonor are hereby waived by the Company.

            This Note is one of a duly authorized issue of Notes of the Company, limited in aggregate principal amount to $20,000,000 and known as its Convertible Subordinated Notes due May 14, 2004 (the "NOTES"). The Notes are issued pursuant to a certain Note Purchase Agreement dated as of May 14, 1999, by and among the Company, Safeguard 98 Capital, L.P., and the Wheatley Group, as defined therein (the "NOTE PURCHASE AGREEMENT"). The Notes are subject to the provisions and entitled to the benefits of the Note Purchase Agreement, including without limitation, provisions subordinating the Notes to the prior payment in full of principal of, premium, if any, and interest on, all Senior Indebtedness of the Company, and Payee assents to and expressly agrees to be bound by such subordination. In case an Event of Default, as defined in the Note Purchase Agreement, shall occur, the maturity of this Note may be accelerated in the manner and with the effect provided in the Note Purchase Agreement.

            The Company may prepay this Note in whole or in part in certain circumstances in the manner and as and to the extent permitted under the Note Purchase Agreement.

            The holder of this Note may, at its option, as and to the extent provided in the Note Purchase Agreement, apply all or any portion of the outstanding principal amount of this Note to the payment of an equal dollar amount of the purchase price of the common stock of the Company or a Conversion Affiliate (as defined in the Note Purchase Agreement) issuable to the holder upon the conversion of this Note in accordance with the terms and conditions of the Note Purchase Agreement.

            The Company may, at its option, as and to the extent provided in the Note Purchase Agreement, apply all or any portion of the outstanding principal amount of this Note to the payment of an equal dollar amount of the purchase price of the common stock of the Company or a Conversion Affiliate (as defined in the Note Purchase Agreement) issuable to the holder upon the prepayment of this Note in accordance with the terms and conditions of the Note Purchase Agreement.

            This Note shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the registered holder of this Note and its successors and registered assigns.

            This Note is made and delivered in the Commonwealth of Pennsylvania, and shall be construed and enforced in accordance with, and shall be governed by, the laws of the Commonwealth of Pennsylvania.

            This Note is further subject to the dispute resolution and arbitration provisions set forth in the Note Purchase Agreement.

            INTENDING TO BE LEGALLY BOUND, XL Vision, Inc. has caused this Note to be executed in its corporate name by its duly authorized officers under its corporate seal, and to be dated as of the day and year first above written.


                                    XL VISION, INC.


                                    By:__________________________________
                                    Name: David Szostak
                                    Its:  Chief Financial Officer